AMENDMENT NO. 1 TO
                    SHAREHOLDER RIGHTS AGREEMENT


      Amendment, dated as of March 3, 1999 (the "Amendment"), to the Shareholder Rights Agreement, dated as of November 9, 1995 (the "Rights Agreement"), between Expert Software, Inc., a Delaware corporation (the "Company"), and The First National Bank of Boston (as predecessor to BankBoston, N.A.), a national banking association organized under the laws of the United States (the "Rights Agent").

                         W I T N E S S E T H

      WHEREAS, in accordance with the terms of the Rights
Agreement, the Company deems it desirable to make certain amendments to the Rights Agreement; and

      WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined therein), the Company and the Rights Agent shall, if the Company so directs, amend or supplement any provision of the Rights Agreement as the Company may deem necessary or desirable without the approval of holders of the Company's common stock, par value $.01 per share (the "Common Stock"); and

      WHEREAS, the Company intends to enter into a Merger Agreement (the "Merger Agreement") with Activision, Inc., a Delaware corporation ("Parent") and Expert Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition Sub"), pursuant to which, among other things, the Company will be merged with and into Acquisition Sub and will become a wholly owned subsidiary of Parent; and

      WHEREAS, prior to entering into the Merger Agreement, the Company desires to amend certain provisions of the Rights
Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree that the Rights Agreement is hereby amended as follows:

      1. Section 1(a) of the Rights Agreement is amended by adding at the end of Section 1(a) a new paragraph which provides as follows:

      "Notwithstanding anything in this Agreement to the contrary, neither Activision, Inc., a Delaware corporation ("Parent"), and Expert Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition Sub"), nor any of their Affiliates or Associates, shall be deemed to be an Acquiring Person, and no Stock Acquisition Date or Distribution Date shall occur, as a result of the negotiation, execution or delivery of the Merger Agreement, dated as of March 3, 1999, by and among the Company, Parent and Acquisition Sub."

      2. Section 2 of the Rights Agreement is amended and restated in its entirety as follows:

      "Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date (as hereinafter defined in Section 3(a)) also be the holders of the Common Stock) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable upon 10 days prior written notice to the Rights Agent. The Rights agent shall have no duty to supervise, and shall in no event be liable for, the act or omission of any such Co-Rights Agent. In the event the Company appoints one or more Co-Rights Agents, the respective duties of the Rights Agent and any Co-Rights Agents shall be as the Company shall determine."

      3. Section 26 of the Rights Agreement is amended and restated in its entirety as follows:

      "Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by any Co-Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

           Expert Software, Inc.
           802 Douglas Road
           North Tower, Suite 600
           Coral Gables, FL 33134
           Attention: Kenneth P. Currier, Secretary

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

           BankBoston, N.A.
           c/o EquiServe Limited Partnership
           150 Royall Street
           Canton, MA  02021
           Attention: Client Administration

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on any Co-Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, to such address as such Co-Rights Agent shall provide to the Company (until another address is filed in writing with the Company) at the time such Co-Rights Agent is appointed by the Company.

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate (or, prior to the Distribution Date, to the holder of any certificate representing shares of Common Stock) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company."

      4. Termination of Amendment. Immediately upon the termination of the Merger Agreement in accordance with its terms, this Amendment shall become null and void and of no further force or effect.

      5. Termination of Rights Agreement. If, but only if, the Effective Time (as defined in the Merger Agreement) shall occur, then immediately upon the Effective Time the Rights Agreement shall become null and void and of no further force or effect.

      6. Counterpart Signatures. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same amendment and each of which shall be deemed to be an original.



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      IN WITNESS WHEREOF, the parties hereto have caused this
Amendment No. 1 to Shareholder Rights Agreement to be duly executed as of the day and year first above written.


                               EXPERT SOFTWARE, INC.



                               By:   /s/ KENNETH P. CURRIER
                                    Name: Kenneth p. Currier
                                    Title: Chief Executive Officer


                               BANKBOSTON, N.A., (as successor of
                               The First National Bank of Boston)
                               as
                               Rights Agent



                               By:   /s/ TYLER HAYNES
                                    Name:  Tyler Haynes
                                    Title: Administration Manager